EXHIBIT 10.04

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is entered into and effective as of the 27th day of October 2015 (the “Effective Date”), by and between Entercom Communications Corp., a Pennsylvania corporation (the “Company” or “we”), and Stephen F. Fisher (“Employee” or “you”).

WHEREAS, Employee has been employed by Company pursuant to a certain employment agreement dated as of December 19, 2007 (the “2007 Agreement”);

WHEREAS, the parties previously entered into an amendment dated December 23, 2010 (the “2010 Agreement”) that replaced the 2007 Agreement;

WHEREAS, the parties previously entered into an amendment dated February 11, 2014 (the “2014 Agreement”) that replaced the 2010 Agreement; and

WHEREAS, the parties have agreed to an amendment and extension of the terms of your employment and to replace the 2014 Agreement.

The parties hereto agree to the terms of your employment with the Company as follows:

1. Term. The term of this Agreement shall commence as of the Effective Date and continue through February 28, 2017.

2. Salary and Benefits. You will be paid a salary as follows:

(a) For the period from the Effective Date through February 29, 2016, you will receive a semi-monthly salary of Twenty-Six Thousand Eighty-Three Dollars and Sixty-Seven Cents ($26,083.67).

(b) Commencing March 1, 2016 and each March 1, thereafter, your salary shall be increased by three percent (3%).

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) plan and you will be provided with coverage under the Company’s employee benefit insurance plans and any other benefits generally available to officers of the Company on the same terms as generally offered to officers of the Company.

3. Annual Incentive Bonus. You will be eligible for an annual cash bonus with a target amount equal to eighty percent (80%) of your salary in the year for which the bonus is paid (“Annual Incentive Bonus”). The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based on a review of the Company’s performance and your performance during the fiscal year then ended. Notwithstanding the forgoing, you must work through the end of the fiscal year in question to be eligible for the bonus for that year. The amount of the bonus will be determined and paid as soon as reasonably practicable following the receipt of the Company’s financial statements for the fiscal year in question, but in no event later than two and one-half (2 1⁄2) months following the end of the fiscal year for which such bonus is earned.

4. [Reserved]

5. Equity Compensation. As soon as reasonably practicable following the Effective Date, the Company’s Board of Directors (the “Board”) or the Compensation Committee shall grant Employee:

(a) 91,666 Restricted Stock Units (“RSUs”) under the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”). Subject to the terms of this Agreement, one-half ( 1⁄2) of these RSUs will vest (i.e., the restrictions will be removed) and the unrestricted shares will be issued to you on each of the following dates: February 28, 2017, and February 28, 2018.

(b) If your employment with the Company is terminated for Cause (as defined in the Plan), all unvested RSUs will be forfeited. If your employment is terminated by the Company without Cause, all RSUs not then vested will continue to vest as set forth in Section 8(b) hereof; except that, (i) if such termination is due to your death, all unvested RSUs that you then hold shall fully vest and (ii) if such termination is due to your disability, the vesting of RSUs shall be as provided in the Plan. The foregoing notwithstanding, if you violate any of the restrictive covenants contained in Section 9 hereof, any unvested RSUs and undelivered shares of unrestricted stock will be forfeited. Such RSUs will be in the form of previous grants except as modified by the terms of this Agreement. Any RSUs granted hereunder shall be adjusted for any dilution event as described in the Plan.

(c) Any other options, RSUs and shares of restricted stock that you currently hold will continue to vest in accordance with their currently existing terms and the terms of the 2014 Agreement.

6. Car Allowance. You will receive a monthly car allowance of One Thousand Five Hundred Dollars ($1,500) per month for each month that this Agreement is in effect.

7. Duties. As Chief Financial Officer & Executive Vice President of the Company you will be responsible for the general management and supervision of the fiscal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board, the Chief Executive Officer (“CEO”) or the President of the Company. As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Company’s financial records and manage the relationships with the Company’s lenders and investors. In addition, you will oversee various corporate staff functions as designated by the Company’s CEO (currently, Legal, Technical, IT and HR) and will be responsible for facilitating the effective coordination and integration of the various activities of the corporate staff and local markets to help facilitate meeting and exceeding the Company’s business goals. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the Company.

8. Termination. This Agreement may be terminated as follows:

(a) The Company may terminate this Agreement at any time for Cause and without further obligation hereunder.

(b) The Company may terminate this Agreement at any time for its convenience and without Cause. In addition, it shall be deemed a termination by the Company without Cause if the Company changes the location of the principal place for the performance of your duties hereunder to a location which is greater than fifty (50) miles from Bala Cynwyd, PA, in which case you may terminate this Agreement within thirty (30) days of the effective date of such change in the principal place for the performance of your duties.

In the event of a termination of this Agreement by the Company without Cause, subject to the conditions set forth below: (x) the Company shall pay you on the sixtieth (60th) day after your termination, a one-time bonus (computed as set forth below); (y) beginning with the first payroll period following the sixtieth (60th) day following your termination, the Company shall continue to pay your salary and auto allowance in accordance with the Company’s regular payroll practices for the period through February 28, 2017 or one (1) year from the date of such termination, whichever is longer, provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment; and (z) all grants of options and RSUs made through the effective date of such termination will continue to vest through the period ending on February 28, 2018, as if you had remained employed hereunder through that date. Any vested options at the time of such termination of your employment, or which later vest as provided in this Section 8(b), may be exercised at any time within the later of two (2) years from your date of termination or ninety (90) days from the date of vesting, but in no event later than the expiration of the original ten (10) year term of the option. Such continued payments and vesting of options and RSUs are expressly conditioned on: (I) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment; (II) your full compliance with the restrictive covenants contained in Section 9 hereof; and (III) for a period of nine (9) months following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor. For purpose of the foregoing, the one-time bonus to be paid in accordance with the above shall be the sum of the target amount of your Annual Incentive Bonus set forth in Section 3 hereof, plus the Prorated Prior Year’s Bonus. For purposes of the preceding sentence the “Prorated Prior Year’s Bonus” shall mean the amount of the annual bonus that you were paid in the year immediately preceding the year in which the termination occurs prorated in accordance with the number of days from January 1, to the date of such termination in the year in which such termination occurs. Any payments made under this Section 8(b) incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

(c) If this Agreement expires without being renewed or extended, then your employment with the Company may end, and the Company shall be obligated to pay to you on the sixtieth (60th) day after your termination a one-time bonus equal to your then-current Annual Incentive Bonus target as specified in Section 3 hereof and, beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay your salary and auto allowance in accordance with the Company’s regular payroll practices for a period of one (1) year from the date of such termination; provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment. All grants of options and RSUs made through the effective date of such termination will continue to vest through the period ending on February 28, 2018, as if you had remained employed hereunder through that date. Any vested options at the time of such termination of your employment, or which later vest as provided in this Section 8(c), may be exercised at any time within the later of two (2) years from your date of termination or ninety (90) days from the date of vesting, but in no event later than the expiration of the original ten (10) year term of the option. Such continued payments and vesting of options and RSUs are expressly conditioned on: (I) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment; (II) your full compliance with the restrictive covenants contained in Section 9 hereof; and (III) for a period of nine (9) months following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your replacement(s). This Section 8(c) will survive the expiration of this Agreement

9. Restrictive Covenants. You agree to the following restrictive covenants:

(a) Non-Competition. It is understood and agreed that so long as you are employed by the Company or being paid your salary after termination of employment as provided in this Agreement and for a period of one (1) year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then-present or planned business activities of the Company. The foregoing notwithstanding, if the Company elects to terminate your employment for reasons other than Cause, then the length of the foregoing covenant against competition shall be reduced to the period following the termination of your employment which is the sum of: (i) any period of notice provided for in this Agreement for which you are given payment in lieu thereof; (ii) the time of any salary continuation as provided in this Agreement plus the time equivalent, at your then-current salary rate, of any additional payments made to you in connection with such termination; and (iii) three (3) months. For purpose of the foregoing “planned business activities” shall mean a business initiative materially discussed by the Board or which is currently under material consideration by the Board or which has been approved by the Board.

(b) Non-Solicitation. In addition it is understood and agreed that for the one (1) year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the ninety (90) days prior thereto.

(c) You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 9. In the event you violate the restrictive covenants set forth in this Section 9, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 9 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

10. Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section 10 shall survive the expiration or termination of this Agreement.

11. No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (i) your right to execute this Agreement; (ii) your right to make the covenants contained herein; and (iii) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

12. Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral, except as specifically set forth herein. Each party agrees to pay reasonable attorneys’ fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

13. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

(b) Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).

(c) Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section 13 shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing or any other provisions of this Agreement, you and the Company agree that, for purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

/s/ Stephen F. Fisher
Stephen F. Fisher

Date: October 27, 2015

Entercom Communications Corp.

/s/ David J. Field
David J. Field
President and Chief Executive Officer

Date: October 27, 2015